EXHIBIT 99 (1)


                  NIAGARA MOHAWK RECEIVES FAVORABLE TAX RULING


     SYRACUSE, Dec. 22 -- Niagara Mohawk Power Corp. (NYSE: NMK) today announced that it has received a favorable ruling from the Internal Revenue Service in connection with the termination of certain long-term power purchase contracts earlier this year.

The IRS ruled that the cash and stock consideration paid by Niagara Mohawk to various independent power producers to terminate such contracts is a deductible business expense in 1998. The ruling was sought in connection with the Master Restructuring Agreement, which was consummated on June 30, 1998, as an essential component of the company's POWERCHOICE plan to reduce prices and promote competition.

As a result of the deduction permitted by the ruling, Niagara Mohawk will have a large net operating loss for 1998. This loss is expected to generate a tax refund of approximately $122 million in 1999, and to be available for offset against taxable income in future years as well.

Niagara Mohawk is an investor-owned energy services company that provides electricity to more than 1.5 million customers across 24,000 square miles of Upstate New York. The company also delivers natural gas to more than 500,000 customers over 4,500 square miles of eastern, central and northern New York.